Exhibit 99.1

Hepion Pharmaceuticals Announces Death of Director, Thomas Adams

EDISON, N.J., January 13, 2022 – It is with profound sadness that Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA) announces the passing of Thomas Adams, Ph.D., a member of its Board of Directors. Dr. Adams died of natural causes on January 9, 2022.

A seasoned biotechnology veteran, Dr. Adams was appointed to Hepion’s Board in September 2016.

"We are deeply saddened by the loss of our dear friend and colleague,” said Hepion’s Chairman, Gary S. Jacob, Ph.D. “On behalf of the Company’s Board of Directors, management team and employees, I would like to extend our deepest sympathies to Tom’s family. Tom was a larger-than-life executive and entrepreneur, who brought his remarkable passion, experience and energy to Hepion. He will be greatly missed.”

About Hepion Pharmaceuticals

The Company's lead drug candidate, rencofilstat, is a potent inhibitor of cyclophilins, which are involved in many disease processes. Rencofilstat is currently in clinical-phase development for the treatment of NASH, with the potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease. Rencofilstat has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH, and has demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms, in nonclinical studies. In November 2021, the U.S. Food and Drug Administration (“FDA”) granted Fast Track designation for rencofilstat for the treatment of NASH. That was soon followed in December 2021 by the FDA’s acceptance of Hepion’s investigational new drug (IND) application for rencofilstat for the treatment of hepatocellular carcinoma (HCC).

Hepion has created a proprietary AI platform, called AI-POWR™, which stands for Artificial Intelligence - Precision Medicine; Omics (including genomics, proteomics, metabolomics, transcriptomics, and lipidomics); World database access; and Response and clinical outcomes. Hepion intends to use AI-POWR™ to help identify which NASH patients will best respond to encoflistat, potentially shortening development timelines and increasing the delta between placebo and treatment groups. In addition to using AI-POWR™ to drive its ongoing NASH clinical development program, Hepion intends to use the platform to identify additional potential indications for encoflistat to expand the company's footprint in the cyclophilin inhibition therapeutic space.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com